EXHIBIT 99.1

Patterson Dental Company Reports Strong Fourth Quarter Results

Quarterly Earnings Up 22%, Exceeding Prior Guidance

St. Paul, MN—May 22, 2003—Patterson Dental Company (Nasdaq NMS: PDCO) today reported consolidated sales of $447,326,000 for the fourth quarter of fiscal 2003 ended April 26, an increase of 12% from $399,849,000 in the year-earlier quarter. Net income increased 22% to $33,597,000 or $0.49 per diluted share, from $27,563,000 or $0.40 per diluted share in the fourth quarter of fiscal 2002.

For full-year 2003, consolidated sales totaled $1,656,956,000, an increase of 17% from $1,415,515,000 in fiscal 2002. During the year, Patterson successfully integrated two acquisitions into its North American dental operation: Thompson Dental Company (acquired in early April 2002) and Distribution Quebec Dentaire, Inc. (acquired in July 2002). As discussed throughout the past year, the size of the Thompson acquisition caused it to account for a higher proportion of Patterson’s dental sales in fiscal 2003 in comparison to the historic contribution from acquisitions of approximately two to three percentage points of annual sales growth. However, excluding the impact of acquisitions, North American dental sales increased approximately 9% to 10% in fiscal 2003, which compares favorably with the historic internal growth rate of this operation. Sales of the Webster Veterinary Supply unit increased 20% in the fourth quarter to $53,307,000. Webster was acquired in the first quarter of fiscal 2002. Assuming this unit had been acquired at the beginning of fiscal 2002, Webster’s sales increased 10% in fiscal 2003 to $185,794,000.

Income before the cumulative effect of an accounting change for goodwill was $116,320,000 or $1.70 per diluted share in fiscal 2003, up 22% from $95,290,000 or $1.40 per diluted share in fiscal 2002. After giving effect to the accounting change, which resulted in a one-time, non-cash benefit of $0.05 per diluted share, net income came to $1.75 in fiscal 2003.

Peter L. Frechette, chairman and chief executive officer, commented: “Patterson’s fourth quarter and full-year operating results are extremely encouraging, reflecting the vitality of the dental and veterinary supply markets as well as our ability to continue gaining share in each. Strong performances posted by our dental and veterinary supply operations generated fourth quarter earnings in excess of our previously-reported financial guidance. Sales of dental equipment grew strongly during this period, paced by robust demand for such new-technology products as the CEREC® 3 dental restorative system and digital radiography. The strong sales growth of these product lines clearly indicates that Patterson is exceptionally well-positioned to meet the expanding need among dentists for equipment that will strengthen office productivity, improve clinical outcomes and enhance the profitability of their practices. Sales of software, which plays a key role in the turnkey digital solutions that Patterson provides dental offices, also were up from the year-earlier level, reflecting the increasingly positive impact of effective sales and marketing initiatives started earlier in the year. Consumable dental supplies achieved targeted sales levels in the fourth quarter, while our Canadian dental operation posted significantly improved results.”

Frechette added: “We continue to believe that the sustainable, long-term growth rate of our dental operation is four percentage points in excess of the market’s 7% to 9% estimated rate of growth.

Encouraged by the ongoing strength of our Webster veterinary supply unit, we also believe Webster can continue to grow faster than the estimated 6% to 7% growth rate of the U.S. companion-pet veterinary supply market. We remain confident that both operations will continue to gain share in their respective markets, which makes us very optimistic about Patterson’s near and longer-term prospects.”

Fourth Quarter Financial Review

The following review of revenue categories includes the impact of dental acquisitions:

■	Sales of consumable dental supplies and printed office products increased 9% in the fourth quarter. Patterson’s dental sales force totaled 1,275 at the end of the fourth quarter.
■	Sales of dental equipment and software, including CEREC 3 systems and networking hardware, rose 14% in the fourth quarter.
■	Sales of other services and products, consisting primarily of parts, technical service, software support and insurance e-claims, grew 16%.
■	Canadian dental sales increased 33%. Excluding currency gains, sales of the Canadian dental operation were up 24% in the fourth quarter.

Fiscal 2004 Guidance

For full-year fiscal 2004, Patterson is forecasting earnings of $2.00 to $2.02 per diluted share.

Sales for the coming year are expected to be four percentage points in excess of the 7% to 9% estimated annual growth rate of the North American dental supply market. For the first quarter of fiscal 2004 ending July 26, Patterson is forecasting earnings of $0.42 to $0.44 per diluted share. The Company believes first quarter sales growth will be at the lower end of the estimated annual range, reflecting the absence of significant incremental revenues from acquisitions as it begins fiscal 2004.

About Patterson Dental Company

Patterson Dental Company is a value-added distributor serving the North American dental supply and companion-pet veterinarian supply markets.

Patterson Dental Supply

As Patterson’s largest business, Patterson Dental Supply provides a virtually complete range of consumable dental products, clinical and laboratory equipment, and value-added services to dentists, dental laboratories, institutions and other healthcare providers throughout North America. Patterson Dental Supply, which is growing significantly faster than its market, has the largest direct sales force in the industry, totaling over 1,200 sales representatives and equipment/software specialists serving the United States and Canada.

Webster Veterinary Supply

Webster is the leading distributor of veterinary supplies to companion-pet veterinary clinics in the eastern United States and the third largest nationally. One of the most respected names in the veterinary supply industry, Webster is a value-added, full-service distributor of consumable supplies, equipment, diagnostic products, vaccines and pharmaceuticals.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental and veterinary supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; and risks associated with the dependence on manufacturers of the Company’s products. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

PATTERSON DENTAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Quarter Ended			Twelve Months Ended
	April 26, 2003	Comparable April 27, 2002(a)	Historical April 27, 2002	April 26, 2003	Comparable April 27, 2002(a)	Historical April 27, 2002

Net sales	$447,326	$399,849	$399,849	$1,656,956	$1,415,515	$1,415,515

Gross profit	155,872	140,302	140,302	574,586	494,180	494,180

Operating expenses	104,722	96,224	97,098	395,638	343,537	347,000

Operating income	51,150	44,078	43,204	178,948	150,643	147,180

Other income, net	2,689	605	827	7,454	4,158	5,043

Income before income taxes and cumulative effect of accounting change	53,839	44,683	44,031	186,402	154,801	152,223

Income taxes	20,242	16,723	16,468	70,082	57,948	56,933

Income before cumulative effect accounting change	33,597	27,960	27,563	116,320	96,853	95,290

Cumulative effect of accounting change	—	—	—	3,372	—	—

Net income	$33,597	$27,960	$27,563	$119,692	$96,853	$95,290

Before cumulative effect of accounting change:
Earnings per share – basic	$0.50	$0.41	$0.41	$1.71	$1.43	$1.41
Earnings per share – diluted	$0.49	$0.41	$0.40	$1.70	$1.42	$1.40

After cumulative effect of accounting change:
Earnings per share – basic	$0.50	$0.41	$0.41	$1.76	$1.43	$1.41
Earnings per share – diluted	$0.49	$0.41	$0.40	$1.75	$1.42	$1.40

Shares:
Basic	67,760	67,774	67,774	67,831	67,700	67,700
Diluted	68,273	68,312	68,312	68,447	68,201	68,201

Gross margin	34.8%	35.1%	35.1%	34.7%	34.9%	34.9%

Operating expenses as a % of sales	23.4%	24.1%	24.3%	23.9%	24.3%	24.5%

Operating income as a % of sales	11.4%	11.0%	10.8%	10.8%	10.6%	10.4%

Effective tax rate, before cumulative effect of accounting change	37.6%	37.4%	37.4%	37.6%	37.4%	37.4%

Return on net sales, before cumulative effect of accounting change	7.5%	7.0%	6.9%	7.0%	6.8%	6.7%

(a)	Comparable results exclude goodwill amortization.

PATTERSON DENTAL COMPANY

SUPPLEMENTARY FINANCIAL DATA

(In thousands)

(Unaudited)

	Quarter Ended		Twelve Months Ended
	April 26, 2003	April 27, 2002	April 26, 2003	April 27, 2002
Consolidated Net Sales
Consumable and printed products	$279,078	$251,848	$1,044,447	$908,731
Equipment and software	132,822	117,093	481,061	392,683
Other	35,426	30,908	131,448	114,101

Total	$447,326	$399,849	$1,656,956	$1,415,515

Canada	$33,307	$25,130	$112,352	$92,524

Veterinary Supply
Consumable and printed products	$50,958	$41,655	$174,766	$157,648	(a)
Equipment	1,564	1,905	7,714	6,507	(a)
Other	785	948	3,314	4,295	(a)

Total	$53,307	$44,508	$185,794	$168,450	(a)

Other Income
Amortization of deferred credits	—	$221	—	$885
Interest income	2,485	633	7,257	4,387
Interest expense and currency exchange gain (loss)	204	(27)	197	(229)

	$2,689	$827	$7,454	$5,043

(a)	Proforma basis, as if the acquisition had occurred at the beginning of fiscal 2002.

PATTERSON DENTAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 26, 2003	April 27, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$217,448	$151,237
Receivables, net	248,585	222,435
Inventory	125,340	142,457
Prepaid expenses and other current assets	14,744	13,291

Total current assets	606,117	529,420

Property and equipment, net	57,254	57,140
Goodwill and other intangible assets	136,515	126,228
Other	25,537	5,588

Total Assets	$825,423	$718,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$111,543	$133,637
Other accrued liabilities	73,926	64,370

Total current liabilities	185,469	198,007

Non-current liabilities	6,268	2,637

Total liabilities	191,737	200,644

Deferred credits	—	3,372

Stockholders' equity	633,686	514,360

Total Liabilities and Stockholders' Equity	$825,423	$718,376

PATTERSON DENTAL COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	April 26, 2003	April 27, 2002
Operating activities:
Income before cumulative effect of accounting change	$116,320	$95,290
Depreciation & amortization	12,480	13,398
Change in assets and liabilities, net of acquired	(43,224)	(19,279)

Net cash provided by operating activities	85,576	89,409

Investing activities:
Additions to property and equipment, net	(11,356)	(11,138)
Acquisitions	(5,326)	(109,253)
Sale (Purchase) of investments	2,985	(767)

Net cash used in investing activities	(13,697)	(121,158)

Net cash used in financing activities	(2,683)	(2,289)

Net increase (decrease) in cash and cash equivalents	$69,196	$(34,038)